Exhibit 99.1

RH REPORTS Fourth QUARTER and FISCAL 2016 FINANCIAL RESULTS

Company Expects Fiscal 2017 Net Revenue Growth in the Range of 8% to 12%;

Adjusted Net Income Growth in the Range of 26% to 55%

Corte Madera, CA – March 28, 2017 – RH (NYSE:RH) today announced financial results for the fourth quarter and fiscal year ended January 28, 2017, and provided its outlook for the first quarter and the fiscal year ending February 3, 2018.

The Company will post a video presentation at approximately 1:15 p.m. PT (4:15 p.m. ET) today highlighting its continued evolution, recent performance, and future outlook on the RH Investor Relations website at ir.rh.com.

Fiscal Year Highlights

•	GAAP and adjusted net revenues increased 1% on top of a 13% increase last year

•	Comparable brand revenues declined 7% compared to an 11% increase last year

•	GAAP net income of $5.4 million compared to $91.1 million last year

•	Adjusted net income of $51.8 million compared to $114.8 million last year

•	GAAP diluted earnings per share of $0.13 compared to $2.16 last year

•	Adjusted diluted earnings per share of $1.27 compared to $2.72 last year

Fourth Quarter Highlights

•	GAAP and adjusted net revenues declined 9% on top of an 11% increase last year

•	Comparable brand revenues declined 18% compared to a 9% increase last year

•	GAAP net income of $9.4 million compared to $33.3 million last year

•	Adjusted net income of $27.9 million compared to $41.2 million last year

•	GAAP diluted earnings per share of $0.23 compared to $0.79 last year

•	Adjusted diluted earnings per share of $0.68 compared to $0.98 last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “Exiting fiscal 2016, we are now through the most uncertain stages of our transformation.  We made several strategic investments and changes to our business last year, which temporarily depressed financial results in the short term, that we believe will strengthen our brand and position the business for accelerated growth in fiscal 2017 and beyond.  These temporal issues included the costs related to the launch of RH Modern, the timing of recognizing membership revenues related to the transition from a promotional to a membership model, efforts to rationalize our SKU count, and the decision to push our 2016 RH Interiors Source Book mailing from spring to fall.”

“2016 was a year of transformation and transition at RH.  We transformed our business from a promotional to a membership model that we believe will enhance our brand, streamline our operations, and vastly improve the customer experience. We also began the redesign of our supply chain network, transitioning inventory into fewer facilities, which enabled us to forgo building a planned distribution center scheduled to open in 2017.  2016 was also the first full year of many new business initiatives such as RH Modern, RH Teen, RH Hospitality, the redesign of our RH Interiors Source Book, the roll out of Design Ateliers in our retail Galleries, and the addition of Waterworks to our platform.  All of these new initiatives are expected to contribute to growth in 2017 and beyond.”

“While 2016 was a year of transformation and transition, 2017 will be a year of execution, architecture, and cash flow at RH.  Our focus will be on executing our new business model, architecting a new back-end operating platform, and maximizing cash flow.  While our investment strategy will always maintain a long-term view, we believe we can improve working capital and returns by having a more disciplined approach to capital allocation.  Accordingly, we plan to reduce our new Gallery opening cadence to a range of 3 to 5 per year, which is expected to drive high-quality sustainable growth, while lowering capital requirements and execution risk over the course of our real estate transformation. We remain confident in reaching our long term goal of $4 to $5 billion in North American revenues, mid-teens operating margins, significant free cash flow, and industry-leading returns on invested capital.”

First Quarter and Fiscal 2017 Outlook

Mr. Friedman continued, “We expect first quarter fiscal 2017 net revenues to increase 16% to 20%, of which approximately 5 points of growth is due to the acquisition of Waterworks and 5 points is related to higher outlet and warehouse sales stemming from accelerated inventory optimization efforts during the quarter.  Excluding these factors, we are expecting growth in the range of 6% to 10%, as we anniversary the launch of the RH Members Program, and benefit from the mailing of our Fall 2016 RH Interiors Source Book and the recent mailing of RH Outdoor.  While our higher outlet revenues and inventory optimization efforts are having a positive impact on revenues in the first quarter, they will have a negative impact on margins and earnings as we expect adjusted net income in the range of $0.8 to $2.4 million.”

“While we expect revenue growth to accelerate, operating margins to expand, and to generate significant free cash flow in fiscal 2017, we are taking a cautiously optimistic approach to our outlook given the uncertain macro environment in addition to the many initiatives and investments we are undertaking.  As a result, we expect total net revenues to increase 8% to 12%, inclusive of 2-points of growth due to the 53rd week, and anticipate adjusted net income to increase 26% to 55% in fiscal 2017.  We plan to generate meaningful free cash flow driven by increased earnings, reduced capital spending, and lower inventories,” concluded Mr. Friedman.

RH’s fiscal 2017 will include 53 weeks compared to the prior fiscal year which included 52 weeks. The Company is providing the following outlook for the first quarter and fiscal 2017:

Outlook for First Quarter and Fiscal 2017
(In millions, except per share data)

	First Quarter 2017	Fiscal Year 2017
Net revenues	$530—$545	$2,300—$2,400
% growth vs. prior year	16%—20%	8%—12%

Adjusted net income	$0.8—$2.4	$65—$80
% growth vs. prior year	nm	26%—55%

Adjusted diluted EPS (based on diluted shares outstanding inclusive of share repurchases through March 24, 2017)	$0.02—$0.06	$1.78—$2.19
Weighted-average diluted shares outstanding inclusive of share repurchases through March 24, 2017	38.1	36.6

For comparison purposes to current analyst first quarter and fiscal 2017 estimates:
Adjusted diluted EPS (based on estimated first quarter and fiscal 2017 weighted-average diluted shares outstanding prior to share repurchases)	$0.02—$0.06	$1.58—$1.95
Estimated weighted-average diluted shares outstanding prior to share repurchases	40.8	41.1

Capital expenditures		$140—$160
Planned asset sales		$15—$25

Note: The Company’s adjusted diluted earnings per share outlook excludes the potential benefit of any additional stock repurchases beyond those already completed through March 24, 2017.  The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs. The adjustments to net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others.  The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net income and adjusted diluted earnings.  The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Fiscal 2016 Results

Revenue – GAAP net revenues for fiscal 2016 increased 1% to $2.135 billion from $2.109 billion in fiscal 2015.  Adjusted net revenues for fiscal 2016 increased 1% to $2.138 billion.

•	Comparable brand revenue, which includes direct, declined 7% in fiscal 2016 compared to 11% growth for the same period last year.
•

Stores revenues increased 9% to $1.179 billion in fiscal 2016.  Stores revenues during fiscal 2016 represented 55% of total net revenues.  Outlet and warehouse sales, which are included in stores revenues, were $144.6 million in fiscal 2016 compared to $142.8 million for the same period last year.

•	Direct revenues decreased 7% to $956.0 million in fiscal 2016. Direct revenues during fiscal 2016 represented 45% of total net revenues.

Revenue Metrics*

	Twelve Months Ended
	January 28, 2017	January 30, 2016
Stores as a percentage of net revenues	55%	51%
Direct as a percentage of net revenues	45%	49%
Growth in net revenues:
Stores	9%	16%
Direct	-7%	10%
Total	1%	13%
Comparable brand revenue growth (1)(2)	-7%	11%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.
(1) Waterworks is excluded from comparable brand revenue growth and will be added in the first full month following the anniversary of the acquisition.
(2) Membership revenue is excluded from comparable brand revenue growth and will be added in the first full month following the anniversary of the program launch.

Retail Galleries - As of January 28, 2017, the Company operated a total of 85 retail Galleries, consisting of 50 legacy Galleries, 6 larger format Design Galleries, 8 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, as well as 15 Waterworks showrooms throughout the United States and UK.  This compares to a total of 69 retail Galleries, consisting of 53 legacy Galleries, 6 larger format Design Galleries, 4 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, as of January 30, 2016.

In addition, as of January 28, 2017, the Company operated 28 outlet stores compared to 17 as of January 30, 2016.

Retail Gallery Metrics*

	Twelve Months Ended
	January 28, 2017		January 30, 2016
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	69	725	67	607
Waterworks Showrooms acquired	15	51.0	—	—
Retail Galleries opened:
Leawood next generation Design Gallery	1	33.5	—	—
Waterworks San Francisco Showroom	1	5.8	—	—
Austin next generation Design Gallery	1	39.6	—	—
Las Vegas next generation Design Gallery	1	47.6	—	—
Seattle next generation Design Gallery	1	35.7	—	—
Pittsburgh Gallery	1	6.0	—	—
Tampa temporary Gallery	—	—	1	4.3
Baby & Child West Palm Beach Gallery	—	—	1	2.5
Baby & Child Greenwich Gallery	—	—	1	4.2
Chicago next generation Design Gallery	—	—	1	44.8
Denver next generation Design Gallery	—	—	1	46.4
Los Angeles RH Modern Gallery	—	—	1	12.8
Tampa next generation Design Gallery	—	—	1	36.1
San Diego temporary Gallery	—	—	1	5.7
Retail Galleries closed:
Kansas City legacy Gallery	(1)	(9.9)	—	—
Waterworks San Francisco (Kansas Street) Showroom	(1)	(2.0)	—	—
Austin legacy Gallery	(1)	(6.2)	—	—
Seattle legacy Gallery	(1)	(8.1)	—	—
Pittsburgh legacy Gallery	(1)	(5.7)	—	—
Tampa legacy Gallery	—	—	(1)	(6.1)
Chicago (Deer Park) legacy Gallery	—	—	(1)	(6.1)
Chicago (Lincoln Park) legacy Gallery	—	—	(1)	(8.4)
Denver legacy Gallery	—	—	(1)	(7.5)
Tampa temporary Gallery	—	—	(1)	(4.3)
San Diego legacy Gallery	—	—	(1)	(6.8)
End of period	85	912	69	725
% Growth		26%		19%

Weighted-average leased selling square footage		802		641
% Growth		25%		12%

* See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of January 28, 2017 and January 30, 2016 was 1,242,000 and 1,011,000, respectively.
Weighted-average leased square footage for the twelve months ended January 28, 2017 and January 30, 2016 was 1,108,000 and 904,000, respectively.
Retail sales per leased selling square foot for the twelve months ended January 28, 2017 and January 30, 2016 was $1,271 and $1,463, respectively.

Operating Income and Margin** - On an unadjusted basis, GAAP operating income was $53.0 million in fiscal 2016 compared to $185.6 million for the same period last year and GAAP operating margin was 2.5% compared to 8.8% for the same period last year.

Adjusted operating income in fiscal 2016 was $102.9 million compared to $204.6 million in fiscal 2015. Adjusted operating margin in fiscal 2016 was 4.8% compared to 9.7% for the same period last year.

Net Income** - On an unadjusted basis, GAAP net income for fiscal 2016 was $5.4 million compared to $91.1 million for the same period last year.

Adjusted net income in fiscal 2016 was $51.8 million compared to $114.8 million in fiscal 2015.

Earnings Per Share** - On an unadjusted basis, GAAP diluted earnings per share for fiscal 2016 was $0.13 compared to $2.16 for the same period last year.

Adjusted diluted earnings per share for fiscal 2016 was $1.27 compared to $2.72 for the same period last year.

Fourth Quarter Fiscal 2016 Results

Revenue – GAAP net revenues for the fourth quarter of fiscal 2016 decreased 9% to $586.7 million from $647.2 million in the fourth quarter of fiscal 2015.  Adjusted net revenues for the fourth quarter of fiscal 2016 decreased 9% to $590.1 million.

•	Comparable brand revenue, which includes direct, declined 18% in the fourth quarter of fiscal 2016 compared to 9% growth for the same period last year.
•	Stores revenues decreased 4% to $306.2 million in the fourth quarter of fiscal 2016. Stores revenues during the fourth quarter of fiscal 2016 represented 52% of total net revenues.
•	Direct revenues decreased 15% to $280.5 million in the fourth quarter of fiscal 2016. Direct revenues during the fourth quarter of fiscal 2016 represented 48% of total net revenues.

Revenue Metrics*

	Three Months Ended
	January 28, 2017	January 30, 2016
Stores as a percentage of net revenues	52%	49%
Direct as a percentage of net revenues	48%	51%
Growth in net revenues:
Stores	-4%	15%
Direct	-15%	8%
Total	-9%	11%
Comparable brand revenue growth (1)(2)	-18%	9%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.
(1) Waterworks is excluded from comparable brand revenue growth and will be added in the first full month following the anniversary of the acquisition.
(2) Membership revenue is excluded from comparable brand revenue growth and will be added in the first full month following the anniversary of the program launch.

Operating Income and Margin** - On an unadjusted basis, GAAP operating income was $27.1 million in the fourth quarter of fiscal 2016 compared to $67.2 million for the same period last year and GAAP operating margin was 4.6% compared to 10.4% for the same period last year.

Adjusted operating income in the fourth quarter of fiscal 2016 was $50.9 million compared to $74.2 million in the fourth quarter of fiscal 2015. Adjusted operating margin in the fourth quarter of fiscal 2016 was 8.6% compared to 11.5% for the same period last year.

Net Income** - On an unadjusted basis, GAAP net income for the fourth quarter of fiscal 2016 was $9.4 million compared to $33.3 million for the same period last year.

Adjusted net income in the fourth quarter of fiscal 2016 was $27.9 million compared to $41.2 million in the fourth quarter of fiscal 2015.

Earnings Per Share** - On an unadjusted basis, GAAP diluted earnings per share for the fourth quarter of fiscal 2016 was $0.23 compared to $0.79 for the same period last year.

Adjusted diluted earnings per share for the fourth quarter of fiscal 2016 was $0.68 compared to $0.98 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s fourth quarter fiscal 2016 performance and outlook on the Company’s Investor Relations website, ir.rh.com.  Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through April 10, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 93055728, as well as on the Company’s investor relations website.

About RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release.  These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to: our future financial outlook and guidance, including for the first quarter of fiscal 2017, for fiscal year 2017 and over the longer term, including net revenues, net income, operating margins, cash flow, capital expenditures, costs and expenses and EPS as well as the our expectation that we will have growth in cash from operations in 2017; the anticipated benefits of our business investments and strategies including (i) efforts to optimize inventories and rationalize SKUs, (ii) efforts to implement a more disciplined approach to capital allocation, (iii) the mailing of Source Books, (iv) the opening of new Gallery locations, (v) the membership program and (vi) the redesign of our supply chain network; our plans regarding RH Modern and expectations concerning the potential of the RH Modern product offering; our share repurchase program or any expectations concerning any repurchases of our shares now or in the future; our expectations concerning the strength of the RH brand; our expectations concerning the Company’s confidence in the long-term opportunity to reach $4 to $5 billion in North American sales and mid-teens operating margins, significant free cash flow and industry-leading returns on invested capital. You can identify forward-

looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov.  Any forward-looking statement made by us in this press release speaks only as of the date on which we make it.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	January 28, 2017	% of Net Revenues	January 30, 2016	% of Net Revenues	January 28, 2017	% of Net Revenues	January 30, 2016	% of Net Revenues
Net revenues	$586,706	100.0%	$647,208	100.0%	$2,134,871	100.0%	$2,109,006	100.0%
Cost of goods sold	390,052	66.5%	422,947	65.3%	1,455,084	68.2%	1,356,314	64.3%
Gross profit	196,654	33.5%	224,261	34.7%	679,787	31.8%	752,692	35.7%
Selling, general and administrative expenses	169,544	28.9%	157,028	24.3%	626,751	29.3%	567,131	26.9%
Income from operations	27,110	4.6%	67,233	10.4%	53,036	2.5%	185,561	8.8%
Interest expense—net	11,954	2.0%	11,619	1.8%	44,482	2.1%	35,677	1.7%
Income before income taxes	15,156	2.6%	55,614	8.6%	8,554	0.4%	149,884	7.1%
Income tax expense	5,720	1.0%	22,312	3.5%	3,153	0.1%	58,781	2.8%
Net income	$9,436	1.6%	$33,302	5.1%	$5,401	0.3%	$91,103	4.3%

Weighted-average shares used in computing basic net income per share	40,803,626		40,522,242		40,691,483		40,190,448
Basic net income per share	$0.23		$0.82		$0.13		$2.27

Weighted-average shares used in computing diluted net income per share	41,000,760		42,225,070		40,926,840		42,256,559
Diluted net income per share	$0.23		$0.79		$0.13		$2.16

RH

RECONCILIATION OF GAAP NET INCOME

TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
GAAP net income	$9,436	$33,302	$5,401	$91,103
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	3,441	—	3,441	—
Cost of goods sold:
Product line impairments [b]	2,185	—	2,185	—
Impact of inventory step-up [c]	1,648	—	6,835	—
Recall accrual [a]	535	—	535	—
Legal claim [d]	—	6,190	7,729	17,214
Selling, general and administrative expenses:
Product line impairments [b]	10,558	—	10,558	—
Aircraft impairment [e]	4,767	—	4,767	—
Recall accrual [a]	639	—	639	—
Reorganization related costs [f]	—	—	5,698	—
Non-cash compensation [g]	—	—	3,672	—
Acquisition related costs [h]	—	—	2,847	—
Legal claim [d]	—	738	972	1,832
Interest expense—net:
Amortization of debt discount [i]	6,854	6,193	26,404	19,803
Subtotal adjusted items	30,627	13,121	76,282	38,849
Impact of income tax on adjusted items [j]	(12,135)	(5,251)	(29,894)	(15,180)
Adjusted net income [k]	$27,928	$41,172	$51,789	$114,772
[a]	Represents the reduction of net revenues and costs associated with product recalls.
[b]

Represents the impairments associated with RH Contemporary Art and RH Kitchen. RH Contemporary Art has been integrated into the broader RH platform and no longer operates as a separate division. This resulted in cost of goods sold of $1.1 million which represents impairment of inventory and selling, general and administrative expenses of $10.6 million which represents lease related charges, property and equipment disposals, and donations. The impairment related to RH Kitchen is a result of the alignment with the Waterworks Kitchen product line strategy. This resulted in cost of goods sold of $1.1 million which represents impairment of inventory.

[c]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[d]

Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[e]	Represents the impairment recorded upon reclassification of aircraft as held for sale.
[f]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[g]	Represents a non-cash compensation charge related to one-time, fully vested option grants made in connection with our acquisition of Waterworks.
[h]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[i]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.5 million and $0.8 million during the three months ended January 28, 2017 and January 30, 2016, respectively. Amounts are presented net of interest capitalized for capital projects of $2.4 million and $2.3 million during the twelve months ended January 28, 2017 and January 30, 2016, respectively.

[j]

The three and twelve months ended January 28, 2017 assumes a normalized tax rate of 39%. The adjustments for the three and twelve months ended January 30, 2016 represent the tax effect of the adjusted items based on our effective tax rates of 40.1% and 39.2%, respectively.

[k]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Diluted net income per share	$0.23	$0.79	$0.13	$2.16
EPS impact of adjustments (pre-tax) [a]:
Product line impairments	$0.31	$—	$0.31	$—
Amortization of debt discount	0.17	0.15	0.65	0.47
Aircraft impairment	0.12	—	0.12	—
Recall accrual	0.11	—	0.11	—
Impact of inventory step-up	0.04	—	0.17	—
Legal claim	—	0.16	0.21	0.45
Reorganization related costs	—	—	0.14	—
Non-cash compensation	—	—	0.09	—
Acquisition related costs	—	—	0.07	—
Subtotal adjusted items	0.75	0.31	1.87	0.92
Impact of income tax on adjusted items [a]	(0.30)	(0.12)	(0.73)	(0.36)
Adjusted diluted net income per share [b]	$0.68	$0.98	$1.27	$2.72

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net revenues	$586,706	$647,208	$2,134,871	$2,109,006
Recall accrual [a]	3,441	—	3,441	—
Adjusted net revenues [b]	$590,147	$647,208	$2,138,312	$2,109,006

Gross profit	$196,654	$224,261	$679,787	$752,692
Recall accrual [a]	3,976	—	3,976	—
Product line impairments [a]	2,185	—	2,185	—
Impact of inventory step-up [a]	1,648	—	6,835	—
Legal claim [a]	—	6,190	7,729	17,214
Adjusted gross profit [b]	$204,463	$230,451	$700,512	$769,906

Gross margin [c]	33.5%	34.7%	31.8%	35.7%
Adjusted gross margin [c]	34.6%	35.6%	32.8%	36.5%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income	$9,436	$33,302	$5,401	$91,103
Interest expense—net	11,954	11,619	44,482	35,677
Income tax expense	5,720	22,312	3,153	58,781
Operating income	27,110	67,233	53,036	185,561
Product line impairments [a]	12,743	—	12,743	—
Aircraft impairment [a]	4,767	—	4,767	—
Recall accrual [a]	4,615	—	4,615	—
Impact of inventory step-up [a]	1,648	—	6,835	—
Legal claim [a]	—	6,928	8,701	19,046
Reorganization related costs [a]	—	—	5,698	—
Non-cash compensation [a]	—	—	3,672	—
Acquisition related costs [a]	—	—	2,847	—
Adjusted operating income	$50,883	$74,161	$102,914	$204,607

Net revenues	$586,706	$647,208	$2,134,871	$2,109,006
Adjusted net revenues [b]	$590,147	$647,208	$2,138,312	$2,109,006

Operating margin [c]	4.6%	10.4%	2.5%	8.8%
Adjusted operating margin [c]	8.6%	11.5%	4.8%	9.7%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for additional information.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues.

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 28, 2017	January 30, 2016
		As Revised [a]
ASSETS
Cash and cash equivalents	$87,023	$331,467
Short-term investments	142,677	130,801
Merchandise inventories	752,304	725,392
Asset held for sale	4,900	—
Other current assets	151,353	107,587
Total current assets	1,138,257	1,295,247
Long-term investments	33,212	22,054
Property and equipment—net	682,056	515,605
Goodwill and intangible assets	274,360	172,837
Other non-current assets	64,635	62,201
Total assets	$2,192,520	$2,067,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$226,980	$262,284
Other current liabilities	189,189	171,841
Total current liabilities	416,169	434,125
Convertible senior notes due 2019—net	312,379	297,703
Convertible senior notes due 2020—net	235,965	220,000
Financing obligations under build-to-suit lease transactions	203,015	146,621
Other non-current obligations	105,123	83,335
Total liabilities	1,272,651	1,181,784

Stockholders’ equity	919,869	886,160
Total liabilities and stockholders’ equity	$2,192,520	$2,067,944

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased cash and cash equivalents and accounts payable and accrued expenses by $18.4 million as of January 30, 2016.

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 28, 2017	January 30, 2016
		As Revised [a]
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,401	$91,103
Adjustments to reconcile net income to net cash provided by in operating activities:
Depreciation and amortization	56,995	44,595
Other non-cash items	93,833	33,522
Change in assets and liabilities—net of acquisition:
Merchandise inventories	(4,304)	(166,505)
Accounts payable, accrued expenses and other	(72,624)	123,989
Net cash provided by operating activities	79,301	126,704

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(181,802)	(139,849)
Acquisition of building and land	—	(13,999)
Net proceeds (purchases) of investments	(24,051)	(73,549)
Acquisition of business—net of cash acquired	(116,100)	—
Net cash used in investing activities	(321,953)	(227,397)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	—	296,250
Proceeds from issuance of warrants	—	30,390
Purchase of convertible notes hedges	—	(68,250)
Debt issuance costs related to convertible senior notes	—	(2,382)
Net equity related transactions	(1,630)	31,022
Other financing activities	(611)	(248)
Net cash provided by (used in) financing activities	(2,241)	286,782
Effects of foreign currency exchange rate translation	449	(308)
Net increase (decrease) in cash and cash equivalents	(244,444)	185,781
Cash and cash equivalents
Beginning of period	331,467	145,686
End of period	$87,023	$331,467

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $15.2 million for the twelve months ended January 30, 2016.

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 28, 2017	January 30, 2016
		As Revised [a]
Net cash provided by operating activities	$79,301	$126,704
Capital expenditures—including construction related deposits	(181,480)	(139,510)
Acquisition of building and land	—	(13,999)
Purchase of trademarks and domain names	(322)	(339)
Payments on capital leases	(344)	(248)
Payments on build-to-suit lease transactions	(134)	—
Free cash flow [b]	$(102,979)	$(27,392)

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $15.2 million for the twelve months ended January 30, 2016.

[b]

Free cash flow is calculated as net cash provided by operating activities less capital expenditures, construction related deposits, acquisition of building and land, purchase of trademarks and domain names, payments on capital leases and payments on build-to-suit lease transactions. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.